UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K
Current Report

___________________

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2003

Exact name of registrant as
specified in its charter
and principal office
Commission	address and telephone	State of	I.R.S. Employer
File Number	number	Incorporation	I.D. Number

1-16163	WGL Holdings, Inc.	Virginia	52-2210912
101 Constitution Ave, N.W.
Washington, D.C. 20080
(703) 750-2000

0-49807	Washington Gas Light Company	District of	53-0162882
	101 Constitution Ave, N.W.	Columbia
	Washington, D.C. 20080	and Virginia
(703) 750-4440

Former name or former address, if changed since last report:

Former Address
1100 H Street, N.W.
Washington, D.C. 20080

ITEM 5. OTHER EVENTS

Maryland Regulatory Matters

On March 31, 2003, Washington Gas Light Company (Washington Gas), a wholly owned subsidiary of WGL Holdings, Inc. filed with the Public Service Commission of Maryland (PSC of MD) an application to increase rates in Maryland. Washington Gas serves approximately 395,000 customers in Maryland. The application requested an increase to overall annual revenues by approximately $35.1 million, with a return on common equity of 12.25 percent and an overall rate of return of 9.39 percent. As a result of information obtained subsequent to its original filing, Washington Gas revised its overall requested increase in annual revenue to $27.2 million. The most recent update reflects no revision to the return on common equity or overall rate of return requested by Washington Gas in its original filing. The requested level of the revenue increase includes $8.7 million related to increased depreciation expense.

The proposed rate request included an Incentive Rate Plan (IRP) designed to establish incentives to increase efficiencies and would set customer service quality standards that seek to increase the efficiency, safety, and reliability of service. The IRP was designed to benefit customers by providing for more stable rates, resulting in less frequent requests for rate increases. The rate request also included a proposal that would provide benefits to low-income customers who qualify for participation in a new Washington Gas program that would provide bill credits to participants during the winter heating season.

On June 20, 2003, the Staff of the PSC of MD (MD Staff), the Maryland Office of People’s Counsel (MD OPC), the United States Department of Defense and other Federal Executive Agencies (DOD) and the Apartment and Office Building Association of Metropolitan Washington (AOBA) filed testimony in response to Washington Gas’ rate application. According to its originally filed testimony, the MD Staff recommended that the PSC of MD direct Washington Gas to reduce its annual revenues by $6.6 million. The MD Staff subsequently revised its recommendations to reflect a $15.3 million reduction in annual revenues based on an alternative rate-making proposal for interruptible revenues and a one time bill credit of $4.8 million in connection with the gain on the sale of the Company headquarters building and land and to allow Washington Gas a return on common equity of 10.80 percent and an overall rate of return of 8.64 percent. The MD OPC recommended an annual reduction in revenues of $11.7 million, with a return on common equity of 9.50 percent and an overall rate of return of 7.92 percent. Neither the MD Staff nor the MD OPC supported the Washington Gas proposal to implement an IRP. The DOD recommended a $5.1 million reduction in Washington Gas’ annual revenues, and a return on common equity of 9.20 percent and an overall rate of return of 7.81 percent. DOD did not support Washington Gas’ proposal to implement an IRP; however, it recommended a reduction in the return on common equity to 8.00 percent if the PSC of MD elected to adopt an IRP.

AOBA did not specify a change in annual revenues; however, it recommended a return on common equity of 10.10 percent and an overall rate of return of 8.08 percent. While not supporting Washington Gas’ proposal to implement an IRP, AOBA alternatively proposed a 9.30 percent return on common equity and an overall rate of return of 7.69 percent if the PSC of MD did adopt an IRP.

On July 14, 2003, Washington Gas filed its rebuttal case. Hearings were held from August 4, 2003 through August 7, 2003 on the merits of the proposals of the parties.

Under Maryland law, the PSC of MD suspended the implementation of the proposed increase until October 31, 2003. If action has not been taken by October 31, 2003, rates may be placed into effect subject to refund. Due to Maryland’s suspension statute, Washington Gas anticipates a final Order prior to November 2003.

On September 11, 2003, a Hearing Examiner of the PSC of MD issued a proposed order (Proposed Order) authorizing an increase in annual revenues of $4.1 million, with a return on common equity of 11.00 percent and an overall rate of return of 8.74 percent. The Proposed Order denies the staff request for a one time bill credit in connection with the gain on the sale of the Company’s land and headquarters building and instead, includes a reduction to annual revenues of $180,000 for a fifteen-year period.

The authorized $4.1 million annual revenue increase excludes the effect of Washington Gas’ request for an $8.7 million increase in annual revenues for depreciation expense which is pending in a separate case. As a result of the Company’s proposal for depreciation being considered in a separate docket, the amount of the increase in the Proposed Order does not reflect the effect of the increase in depreciation expense proposed by the Company. However, the proposed order has granted a Company request to implement the revenue increase and the new depreciation rates upon conclusion of the hearings in the separate docket, pending the results of an earnings test benchmarked to the authorized rate of return. The Company anticipates that this case will be resolved in the second or third quarter of fiscal year 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this Report to be signed on their behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc.
and
Washington Gas Light Company
(Registrants)

Date	September 26, 2003	/s/ Mark P. O’Flynn

Mark P. O’Flynn Controller (Principal Accounting Officer)